EXHIBIT 12



                              KENTUCKY UTILITIES COMPANY

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       12 Months Ended
                                                        June 30, 1994
                                                       (in thousands,
                                                        except ratio)
          Earnings
            Net Income                                   $ 80,133
            Adjustments
             Fixed charges                                 32,290
             Income taxes
             Current Federal                               38,893
             Current State                                 10,058
             Deferred Federal-Net                            (440)
             Deferred State-Net                              (720)
             Deferred investment tax credit-Net               (97)
             Income taxes included in Other Income
               and Deductions
             Current Federal and State                        529
             Deferred Federal and State                       502
             Amortization of investment tax credit         (4,024)
             Undistributed income of Electric
               Energy, Inc.                                    13

             Total Earnings                              $157,137

          Fixed Charges
            Interest on long-term debt                   $ 31,052
            Other interest charges                          1,238

             Total Fixed Charges                         $ 32,290


          Ratio of Earnings to Fixed Charges                 4.87






          Note--Rentals are not material and have not been included in fixed charges.









                                         -15-